EXHIBIT 10.1

                                    AGREEMENT



        Agreement made this 13th day of June, 1996 by and between Home State Holdings, Inc., a Delaware Corporation with offices at Three South Revmont Drive, Shrewsbury, New Jersey 07702 (the "Company") and Robert Abidor, an individual residing at 55 Shrewsbury Drive, Rumson, New Jersey 07760 ("Abidor").

                               W I T N E S S E T H


                WHEREAS, the Company and Abidor are parties to that certain employment agreement entered into the 1st day of June 1995 (the "Employment Agreement"); and

                WHEREAS, Abidor is the President and Chief Executive Officer and a director of the Company and of some or all of the entities wholly or majority owned by the Company (the "Subsidiaries") or managed by the Company or its Subsidiaries (the "Affiliates"); and

                WHEREAS, the Company and Abidor desire to shorten the duration of the Employment Agreement.

                NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Abidor hereby agree as follows:

                1. Section 1 of the Employment Agreement is amended in its entirety to read as follows:

                (a) The duties of Abidor, effective immediately, and until December 31, 1996 will be reduced as may be necessary and appropriate to facilitate the recuperation by Abidor from his recent surgery and the nature of his duties will be to assist the Company as he may be reasonably requested in the transition of management of the Company to a different Chief Executive Officer. In this regard, Abidor will not be required to work full time and may perform his duties, at his discretion, insofar as practicable, from his residence or other locations outside the Company's offices, at his election. Abidor will make himself reasonably available to provide historical information about the operations of the Company, to advise as requested on future operations and plans of the Company, and to assist in maintaining the Company relationships with its reinsurers, insurance agents, financial institutions, stock market analysis, professionals, employees and otherwise to assist in the ongoing business of the Company. Effective upon the execution of this Agreement, Abidor resigns as an officer of the Company and as a director and officer of each of the Company's Subsidiaries. Abidor shall execute and deliver to the Company and the subsidiaries such resignation letters and other related documents as the Company may reasonably request. Failure to comply with such request will be deemed a material breach of this Agreement.

                (b) Effective January 1, 1997 Abidor will become an independent consultant to the Company and will, upon request of the Company, assist the Company with historical information concerning the operations of the Company known to Abidor and otherwise assist the Company in any manner relating to Abidor's experience with the Company and its customers, service providers, reinsurers, employees or other relationships; provided, however, the services to be provided by Abidor will be scheduled in such a manner as not to unreasonably interfere with such other employment or business interests as Abidor may then have.

                (c) At all times during the term hereof and thereafter, Abidor will make himself available and assist the Company and its Subsidiaries (including providing information, appearing as a witness, assisting in preparation of witnesses, or otherwise assisting) with respect to any claims made against or on behalf of the Company or its Subsidiaries or Affiliates or litigation or regulatory inquiries or proceedings to which the Company or its Subsidiaries or Affiliates may become a party to the extent any such claims, litigation or proceeding is based upon matters arising during Abidor's employment by the Company and assistance of Abidor is deemed by the Company to be necessary or appropriate with respect to the handling of such matter.

                (d) Abidor will not, during the term of this Agreement, have or hold himself out as having the power or authority to bind the Company or its Subsidiaries in any manner except as he may be specifically authorized in writing by the Company.

                (e) Commencing the date hereof, it shall be within the Company's discretion as to whether or not to provide Abidor with the use of an office at the Company's offices and as to his access or lack of access to the Company's e-mail and other communication systems.

                2. Section 2 of the Employment Agreement is amended to provide that the term of the Employment Agreement shall expire on the third anniversary of the date of this Agreement.

                3. Section 3 of the Employment Agreement is amended in its entirety to provide that as compensation for the services to be provided hereunder, the Company shall pay to Abidor from the date of this Agreement until

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the first anniversary of this Agreement will be at the annual rate of $300,000;
from the first anniversary date of this Agreement until the second anniversary of this Agreement at the annual rate of $200,000; and from the second anniversary date of this Agreement until the third anniversary of this Agreement at the annual rate of $100,000. Such amounts shall be payable during the term hereof in semi-monthly or weekly installments in conformity with the Company's regular payroll dates, with applicable federal, state, and local withholding taxes through December 31, 1996 and reporting of income on Form 1099 commencing January 1, 1997 at which date Abidor will no longer be an employee of the Company and will serve only in the capacity of an independent consultant. This compensation will be in full satisfaction of any obligation of the Company or any subsidiary to pay any compensation top Abidor under the Employment Agreement, whether by reason of the shortening of the term of the Employment Agreement or otherwise.

                4. The fringe benefits provided to Abidor pursuant to Section 4 of the Employment Agreement will be provided until December 31, 1996. The automobile presently provided to Abidor by the Company will continue to be provided until December 31, 1996. Thereafter, as a consultant, Abidor will not be entitled to such fringe benefits or automobile. Upon termination of such fringe benefits, Abidor shall be given the opportunity (if and for so long as permitted by the insurance policies then in effect) to continue his group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and to transfer the ownership of any term life insurance insuring his life and owned by the Company or any other insurance policies on or for Abidor to himself (or his designee) upon such person assuming all obligations thereunder.

                5. Since Abidor will not be working full time, the vacation provisions of Section 5 of the Employment Agreement will no longer apply. Abidor waives any accrued but unpaid vacation pay presently outstanding.

                6. Abidor will be reimbursed for reasonable expenses as provided in Section 6 of the Employment Agreement with the further proviso that specific expenses, or specific policy with respect to the incurring of expenses shall have been agreed to between Abidor and the President of the Company. There are no unreimbursed business expenses of Abidor at the date hereof.

                7. The provisions of Section 7 of the Employment Agreement relating to confidential information will remain in force relating to information obtained by Abidor in his capacity as President and Chief Executive Officer as well as information obtained by him in connection with his continued employment hereunder. The Obligation to return proprietary information and copies thereof will commence on the date of this Agreement to the extent, if any, requested by the Company from time to time.

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                8. The provisions of Section 8 of the Employment Agreement relating to non-competition shall continue in force until the third anniversary of the date of this Agreement.

                9. The provisions of Section 9 of the Employment Agreement relating to Proprietary Intellectual Property will remain in effect.

                10. The provisions of Section 10 of the Employment Agreement relating to Enforcement will remain in effect.

                11. The provisions of Section 11 of the Employment Agreement relating to Survival will remain in effect.

                12. The provisions of Section 12 of the Employment Agreement relating to Termination are deleted in their entirety. The Company will have the right to terminate this Agreement and the compensation payable to Abidor hereunder in the event that Abidor breaches any material term of this Agreement and fails to cure within 30 days after written notice, provided, however, the right to cure shall be available only once for any particular type of conduct.

                13. The provisions of Section 13 of the Employment Agreement are replaced in their entirety to provide that the payments called for under this Agreement will continue to be made to Abidor in the event of his death or in the event he is unable to perform the services herein contemplated by reason of physical or mental disability. In the event of the voluntary termination by Abidor of the services to be performed hereunder, the compensation payable to Abidor will cease.

                14. The provisions of Section 14(a) of the Employment Agreement are not restated at the date hereof. The provisions of Section 14(b) of the Employment relating to indemnification of Abidor will continue in full force and effect.

                15. The provisions of Section 18 of the Employment Agreement are amended to change the address for notices to the addresses given at the head of this Agreement and the address for copies of any notices given to the Company to Dorsey & Whitney, 250 Park Avenue, New York, New York 10022, Attention: Perez C. Ehrich and copies of notices to Abidor shall be sent to Norman J. Peer, Wilentz, Goldman & Spitzer, 90 Woodbridge Center Drive, Box 10, Woodbridge, New Jersey 07095-0958.

                16. The remaining provisions of the Employment Agreement remain in full force and effect and are incorporated into this Agreement as if set forth at length herein.

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                17. Abidor will serve as a Director of the Company until
December 31, 1996 but will resign as a Director on that date. Abidor resigns his position on any committees of the Board of Directors. Abidor may, if he wishes, resign as a director earlier than December 31, 1996. In order to effectuate the foregoing provision, Abidor has delivered to the Company his irrevocable resignation as a director to become effective December 31, 1996. Any attempt by Abidor to rescind such resignation, unless agreed to by the Company, is a material breach of this Agreement.

                18. The Company and Abidor agree that the announcement to be made relating to the matters set forth herein will be substantially as set forth in the Press Release annexed hereto. A letter from Abidor to employees in the form annexed hereto to accompany the circulation of the Press Release to employees of the Company will be circulated to such employees by the Company. The Company and Abidor each agree not to disparage the other by making any public statement or any filing required by law or by making any disclosure necessary or appropriate under federal or state securities laws or under other applicable laws, rules or regulations. Abidor will not communicate with employees of the Company in a manner which disrupts the relations between the Company and such employee nor will Abidor disparage any officer, director or employee of the Company or its Subsidiaries as relates to such person's employment by the Company or its Subsidiaries. Should any potential or future employer contact the Company for a reference, the Company may, pursuant to its established procedures, limit its response to verify only Abidor's job title and dates of employment.

                19. Abidor, on his own behalf and on behalf of his heirs and legal representatives releases the Company and each of its Subsidiaries, and their respective officers, directors, employees and agents from and in respect of any causes of action, suits, claims demands, charges, judgments, damages, levies and executions of whatsoever kind, nature and/or description, whether legal or equitable, whether known or unknown, liquidated or contingent, direct or indirect, which he may have from the beginning of time to the date of this Agreement arising out of or related to his relationship with the Company as an employee, Officer, Director or shareholder excepting only his rights under the terms and conditions of this Agreement as herein provided.

                20. The Company hereby releases and as controlling shareholder of each of its Subsidiaries will cause each subsidiary to release, Abidor from and in respect of any causes of action, suits, claims, demands, charges, judgments, damages, levies and executions of whatsoever kind, nature and/or description, whether legal or equitable, whether known or unknown, liquidated or contingent, direct or indirect, which it may have from the beginning of time to the date of this Agreement arising out of or related to Abidor's actions as President and Chief Abidor Officer of the Company and any of its Subsidiaries excepting only its rights under the terms and conditions of this Agreement and any matter as to which Abidor would not be entitled to indemnification under
Section 14 hereof.

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


                21. Abidor acknowledges and agrees that he fully understands this Agreement and has signed it voluntarily after consultation with counsel.

                22. Abidor may keep the computer provided to him by the Company identified as Gateway PS-133 family PC package.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.


                          HOME STATE HOLDINGS, INC.


                          By: /s/
                              ---------------------------------
                                      Mark Vaughn
                                Its:  Acting President and CEO


                              /s/
                              ---------------------------------
                                Robert Abidor